EXHIBIT 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

GALIANO GOLD INC.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

In US Dollars

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Shares	(1)(3)	-	F-10	333-239109	June 11, 2020
Debt	Debt Securities	(1)(3)	-	F-10	333-239109	June 11, 2020
Other	Warrants	(1)(3)	-	F-10	333-239109	June 11, 2020
Other	Subscription Receipts	(1)(3)	-	F-10	333-239109	June 11, 2020
Other	Share Purchase Contracts	(1)(3)	-	F-10	333-239109	June 11, 2020
Unallocated (Universal) Shelf	-	(1)(3)	$300,000,000 (1)(2)(3)	F-10	333-239109	June 11, 2020

(1) There are being registered hereunder an indeterminate number of Common Shares, Debt Securities, Warrants, Subscription Receipts, Share Purchase Contracts and units consisting of two or more of any such securities (collectively, the "Securities") of Galiano Gold Inc. (the "Registrant") as from time to time may be issued at prices determined at the time of issuance.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(3) The prospectus contained herein relates to an aggregate of US$300,000,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$300,000,000 of unsold securities that were previously registered under the Registrant's Registration Statement on Form F-10 (File No. 333-239109), filed on June 11, 2020 (the "Prior Registration Statement"). No separate registration fee is payable with respect to such securities, as such securities were previously registered on the Prior Registration Statement.